TREDEGAR REPORTS THIRD QUARTER 2026 RESULTS
•Net loss from continuing operations of $(2.8) million, or $(0.08) per diluted share, for the third quarter of 2026 compared to net income from continuing operations $7.1 million, or $0.20 per diluted share, for the third quarter of 2025. Net income from continuing operations of $8.3 million, or $0.24 per diluted share, for the nine months ended September 30, 2026 compared to $9.6 million, or $0.28 per diluted share, for the nine months ended September 30, 2025.
•Net loss from ongoing operations, which excludes special items, was $(1.4) million, or $(0.04) per diluted share, for the third quarter of 2026 compared to net income from ongoing operations $9.2 million, or $0.26 per diluted share, for the third quarter of 2025.1 Net income from ongoing operations, which excludes special items, was $10.0 million, or $0.29 per diluted share, for the nine months ended September 30, 2026 compared to $14.6 million, or $0.41 per diluted share, for the nine months ended September 30, 2025.
•Consolidated earnings before interest, taxes, depreciation and amortization (“Consolidated EBITDA”) from ongoing operations was $4.1 million for the third quarter of 2026 compared to $18.1 million for the third quarter of 2025.1 Consolidated EBITDA from ongoing operations was $30.0 million for the nine months ended September 30, 2026 compared to $39.7 million for the nine months ended September 30, 2025.
•Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from ongoing operations for Aluminum Extrusions was $2.5 million in the third quarter of 2026 versus $16.8 million in the third quarter of 2025 and versus $14.5 million in the second quarter of 2026.
•EBITDA from ongoing operations for High Performance Films was $4.6 million in the third quarter of 2026 versus $7.2 million in the third quarter of 2025 and versus $5.8 million in the second quarter of 2026.
RICHMOND, VA--(BUSINESS WIRE)--November 6, 2026--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported third quarter financial results for the period ended September 30, 2026.
CEO Commentary
“We are well on the way on our journey to re-engineer Tredegar into a stronger operating company and create sustainable shareholder value,” said Dr. Arijit (Bapi) DasGupta, president and chief executive officer. “Thus far in 2026, we have made substantial progress through our One Tredegar initiative, bringing our businesses under unified enterprise leadership, simplifying the organization, removing functional redundancies and strengthening key capabilities. These changes are creating clearer accountability, faster decision-making and a stronger foundation for improving operating performance, generating cash and allocating capital with greater discipline.”
“An important part of this transformation has been strengthening our leadership team and putting the right people in critical roles across the organization. We have added experienced leaders in key areas and are building a more capable, accountable and execution-focused organization to help drive the next phase of One Tredegar.”
“Looking at our third-quarter results – clearly – they were not where we want them to be. We faced broader market pressures, but we also have areas where we need to better execute. At Bonnell, profitability was significantly affected by lower shipments amid continued pressure on building and construction demand, as well as the timing lag of the pass-through of metal costs. High Performance Films experienced lower Surface Protection demand and an unfavorable customer and product mix, along with resin-cost pressures. We are responding with urgency to the factors we can control, with a clear focus on operating reliability, productivity, cost discipline, supply-chain resilience and cash generation.”
“As we finish 2026 and prepare for 2027, the next phase of One Tredegar is about turning organizational change into measurable results. In addition to simplifying our organization and driving accountability, we are positioning both of our businesses to capitalize on more strategic applications and larger customer opportunities focusing capital on areas where we believe we can earn attractive returns and build durable competitive positions. That includes improving Bonnell’s operations performance, driving costs down, growing TSLOTSTM and developing higher-value applications in Films. We remain on track to begin realizing benefits from One Tredegar in the first quarter of 2027, and our focus now is execution: improving profitability, generating cash and investing behind the opportunities that can create long-term shareholder value.”

1.This earnings release includes several metrics, including net income (loss) from ongoing operations, diluted earnings (loss) per share from ongoing operations, Consolidated EBITDA from ongoing operations, segment EBIT from ongoing operations and net debt, that are not required by, or calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” and the Financial Tables in this press release for definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

OPERATIONS REVIEW
Aluminum Extrusions
A summary of results for Aluminum Extrusions (also “Bonnell Aluminum”) is provided below:

	Three Months Ended		Favorable/	Nine Months Ended		Favorable/
(In thousands, except percentages)	September 30,		(Unfavorable)	September 30,		(Unfavorable)
	2026	2025	% Change	2026	2025	% Change
Sales volume (lbs)	36,509	41,303	(11.6)%	109,990	119,911	(8.3)%
Net sales	$177,270	$162,470	9.1%	$520,856	$444,470	17.2%
Variable costs	152,323	124,462	(22.4)%	426,252	344,043	(23.9)%
Manufacturing fixed costs[1]	12,715	11,906	(6.8)%	36,854	34,879	(5.7)%
Selling, general and administrative costs[1]	9,332	8,948	(4.3)%	29,265	28,489	(2.7)%
Other[2]	364	346	(5.2)%	(244)	1,808	NM*
EBITDA from ongoing operations	$2,536	$16,808	(84.9)%	$28,729	$35,251	(18.5)%
Depreciation & amortization	(4,192)	(4,190)	—%	(12,436)	(12,509)	0.6%
EBIT from ongoing operations	$(1,656)	$12,618	NM*	$16,293	$22,742	(28.4)%
Capital expenditures	$4,194	$3,079		$12,543	$7,835
1.Excludes related depreciation and amortization. 2. Includes segment allocated employee-related benefit expense (income). *Not meaningful (“NM”)
Third Quarter 2026 Results vs. Third Quarter 2025 Results
Net sales (sales less freight) in the third quarter of 2026 increased 9.1% versus the third quarter of 2025 primarily due to the pass-through of higher metal costs, partially offset by lower volume. Sales volume in the third quarter of 2026 decreased 11.6% versus the third quarter of 2025 and decreased 4.7% versus the second quarter of 2026. The Architecture Billings Index (ABI), a key leading indicator for nonresidential building and construction volume, has demonstrated a decline in billings (i.e., an index below 50) during 2026, including a recent sharp decrease in September of 2026.
Nonresidential building and construction volume, which represented approximately 51% of total volume, decreased 14% driven by higher pricing, including significantly higher metal costs, and ongoing economic uncertainty. Within the specialty market, consumer durables volume decreased 22% due to cautionary consumer spending on discretionary purchases. Automotive and transportation volume declined 17%, reflecting continued economic uncertainty, higher input costs and trade related pressures affecting manufacturers, compared to the prior-year period, which benefited from customer orders placed in advance of higher tariffs. Partially offsetting the declines, within the specialty market, TSLOTSTM shipments increased 48%, supported by growing demand for modular aluminum framing systems.
Net new orders in the third quarter of 2026 increased slightly to an average of 2.8 million pounds per week versus an average of 2.6 million pounds per week in the third quarter of 2025, supported by increased activity in TSLOTSTM for modular aluminum framing systems. Open orders at the end of the third quarter of 2026 were 24 million pounds versus 19 million pounds at the end of the third quarter of 2025 and 23 million pounds at the end of the second quarter of 2026. This level of open orders falls within the normalized level that is typically associated with stable demand patterns and healthy market dynamics.
EBITDA from ongoing operations in the third quarter of 2026 decreased $14.3 million versus the third quarter of 2025, primarily due to:
•A $13.1 million decrease in contribution margin (net sales less variable costs) associated with:
◦Lower volume ($4.4 million), higher labor rates ($2.1 million), unfavorable labor productivity primarily due to a more labor intensive production mix ($0.4 million), higher maintenance associated with down equipment ($1.6 million) and higher freight expense ($0.4 million), partially offset by favorable pricing and mix ($2.4 million) and favorable manufacturing costs primarily associated with casting capabilities due to scrap spreads, reflecting a wider cost differential between primary aluminum and recycled scrap input, and higher scrap utilization ($0.8 million favorable in the third quarter of 2026 versus $0.5 million favorable in the third quarter of 2025).
◦The timing of the flow-through under the first-in, first-out (“FIFO”) method of aluminum raw materials costs, which were previously acquired in a dynamic pricing environment, causing a temporary mismatch in the change in the cost of raw materials included in variable costs and the pass through to customers included in sales, resulted in a charge of $2.8 million in the third quarter of 2026 versus a benefit of $4.3 million in the third quarter of 2025.

•Higher fixed costs primarily associated with wage and benefits increases ($0.8 million).
First Nine Months of 2026 Results vs. First Nine Months of 2025 Results
Net sales in the first nine months of 2026 increased 17.2% versus the first nine months of 2025 primarily due to the pass-through of higher metal costs, partially offset by lower sales volume. Sales volume in the first nine months of 2026 decreased 8.3% versus the first nine months of 2025.
EBITDA from ongoing operations in the first nine months of 2026 decreased $6.5 million in comparison to the first nine months of 2025 primarily due to:
•A $5.8 million decrease in contribution margin associated with:
◦Lower volume ($8.4 million), higher labor rates ($5.8 million), unfavorable labor productivity primarily due to a more labor intensive production mix ($1.0 million), higher maintenance and supply expense, primarily associated with downed equipment and tariff impacts ($2.8 million), higher die expense, including tariff impact ($1.4 million) and higher freight ($1.6 million), partially offset by favorable mix ($7.9 million) and favorable manufacturing costs primarily associated with casting capabilities due to scrap spreads and higher scrap utilization ($7.8 million favorable in the first nine months of 2026 versus $0.3 million unfavorable in the first nine months of 2025).
◦The timing of the flow-through under the FIFO method of aluminum raw material costs, which were previously acquired in a dynamic pricing environment and passed through to customers, resulted in a benefit of $5.0 million in the first nine months of 2026 versus a benefit of $5.4 million in the first nine months of 2025.
•Higher fixed costs primarily associated with wage and benefits-related expense increases ($2.0 million).
•Higher selling, general and administrative (“SG&A”) expenses of $0.8 million primarily associated with higher incentive compensation, partially offset by lower routine environmental compliance expense.
•Lower other expense for lower employee-related medical costs associated with medical claims ($2.1 million).
Market conditions remain impacted by U.S. trade policy. Changes to the tariff structure announced in April 2026, which include measures intended to close the loophole that allowed undervalued aluminum extrusions to enter the U.S., appear to be contributing to a more balanced competitive environment.
Tariffs and duties continue to be passed through to customers under the Company’s metal‑cost adjustment mechanism. The Company implemented additional price increases in the first quarter of 2026 and the third quarter of 2025 to offset tariff‑related costs not covered by that mechanism.
Conflict-driven disruptions in the Strait of Hormuz beginning in March 2026 have constrained shipments and raised costs, contributing to historically low U.S. inventory levels of aluminum. In response to ongoing geopolitical tensions in the Middle East and resulting contraction of the global aluminum market, we have proactively diversified Bonnell Aluminum’s supply chain portfolio to support long-term stability. Through the remainder of 2026, we have successfully secured nearly all of Bonnell Aluminum’s anticipated aluminum supply requirements and are proactively reviewing Bonnell Aluminum’s 2027 supply needs and sources to minimize exposure to the Middle East. Simultaneously, we are optimizing billet casting operations at our Carthage, TN and Newnan, GA facilities to overcome localized production constraints. These strategic shifts in our supply chain and internal capabilities are intended to strengthen our operational resilience, positioning Bonnell Aluminum to be a provider of innovative, custom-engineered aluminum solutions.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $17 million in 2026, including $4 million for productivity projects and $13 million for capital expenditures required to support continuity of operations. Depreciation expense is projected to be $15 million in 2026. Amortization expense is projected to be $2 million in 2026.

High Performance Films
A summary of results for High Performance Films is provided below:

	Three Months Ended		Favorable/	Nine Months Ended		Favorable/
(In thousands, except percentages)	September 30,		(Unfavorable)	September 30,		(Unfavorable)
	2026	2025	% Change	2026	2025	% Change
Sales volume (lbs)	8,359	9,656	(13.4)%	27,054	29,093	(7.0)%
Net sales	$23,776	$25,883	(8.1)%	$70,944	$76,017	(6.7)%
Variable costs	12,457	11,922	(4.5)%	36,264	35,586	(1.9)%
Manufacturing fixed costs[1]	3,961	3,785	(4.6)%	11,084	10,487	(5.7)%
Selling, general and administrative costs[1]	2,675	2,961	9.7%	8,125	8,420	3.5%
Other[2]	35	(6)	NM*	(31)	70	NM*
EBITDA from ongoing operations	$4,648	$7,221	(35.6)%	$15,502	$21,454	(27.7)%
Depreciation & amortization	(1,072)	(1,224)	12.4%	(3,472)	(3,705)	6.3%
EBIT from ongoing operations	$3,576	$5,997	(40.4)%	$12,030	$17,749	(32.2)%
Capital expenditures	$469	$529		$1,300	$1,411
1. Excludes related depreciation and amortization. 2. Includes segment allocated employee-related benefit expense (income). *Not meaningful (“NM”)
Third Quarter 2026 Results vs. Third Quarter 2025 Results
Net sales in the third quarter of 2026 decreased 8.1% versus the third quarter of 2025 due to a decrease in sales volume and unfavorable mix, partially offset by favorable pricing for surface protection films. Surface Protection sales volume decreased 18.6% in the third quarter of 2026 versus the third quarter of 2025 primarily due to weakened consumer electronics display market demand and inventory corrections. Volume for advanced packaging films, which are predominantly manufactured and sold in the U.S. and used in consumer staple items, decreased 6.8% in the third quarter of 2026 versus the third quarter of 2025.
EBITDA from ongoing operations in the third quarter of 2026 decreased $2.6 million versus the third quarter of 2025, primarily due to:
•A decrease in contribution margin of $2.6 million resulting from:
◦A $3.3 million decrease from Surface Protection primarily due to unfavorable volume and mix ($3.4 million) and the pass-through lag associated with higher resin costs (a charge of $0.5 million in the third quarter of 2026 versus a charge of $0.1 million in the third quarter of 2025), partially offset by cost improvements ($0.7 million).
◦A $0.7 million increase from advanced packaging films primarily due to favorable mix ($0.3 million), cost improvements ($0.2 million) and the pass-through lag associated with higher resin costs (a benefit of $0.2 million in the third quarter of 2026 versus no charge or benefit in the third quarter of 2025).
•Higher fixed costs associated with wages and benefits increases ($0.2 million).
•Lower SG&A expense associated with lower employee-related incentive compensation ($0.4 million).
•A foreign currency transaction loss of $0.1 million in the third quarter of 2026 and in the third quarter of 2025.
The memory chip market pressures may continue to affect customer’s production levels and High Performance Films’ product mix through the remainder of 2026. Despite significant quarterly volatility since the first quarter of 2022, EBITDA from ongoing operations has normalized to approximately $5.0 million per quarter.

First Nine Months of 2026 Results vs. First Nine Months of 2025 Results
Net sales in the first nine months of 2026 decreased 6.7% compared to the first nine months of 2025 primarily due to lower volume and unfavorable mix, partially offset by favorable pricing in surface protection films. Surface Protection sales volume decreased 7.1% in the first nine months of 2026 versus the first nine months of 2025. Sales volume for surface protection films declined in the first nine months of 2026 versus the first nine months of 2025 as expected due to a significant customer’s inventory correction and scheduled maintenance activity for another customer in the first nine months of 2026. Volume for advanced packaging films decreased 6.9% in the first nine months of 2026 versus the first nine months of 2025 associated with lower margin product. The top four customers comprised 85% of the net sales for High Performance Films for the first nine months of 2026 and first nine months of 2025.
EBITDA from ongoing operations in the first nine months of 2026 decreased $6.0 million versus the first nine months of 2025, primarily due to:
•A decrease in contribution margin of $5.8 million resulting from:
◦A $6.0 million decrease from Surface Protection associated with lower volume and unfavorable pricing and mix ($7.1 million) and the pass-through lag associated with higher resin costs (a charge of $1.1 million in the first nine months of 2026 versus a charge of $0.2 million in the first nine months of 2025), partially offset by favorable productivity and cost improvements ($1.9 million).
◦A $0.3 million increase from advanced packaging films primarily due to higher volume and favorable mix ($1.1 million), partially offset by unfavorable pricing ($0.3 million), unfavorable productivity, net of cost improvements ($0.2 million) and the pass-through lag associated with higher resin costs (a charge of $0.5 million in the first nine months of 2026 versus a charge of $0.1 million in the first nine months of 2025).
•Higher fixed costs primarily associated with wages and benefits increases ($0.6 million).
•Lower SG&A expense associated with lower employee-related incentive compensation ($1.0 million).
•A foreign currency transaction loss of $0.8 million in the first nine months of 2026 versus a loss of $0.1 million in the first nine months of 2025.
Although the conflict-driven disruptions in the Strait of Hormuz beginning in March 2026 have caused an increase to resin costs, High Performance Films maintains pass-through mechanisms with customers and has not experienced supply issues to date.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for High Performance Films are projected to be $2 million in 2026, for productivity projects and capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $4 million in 2026. There is no amortization expense for High Performance Films.
Corporate Expenses, Interest, Taxes and Other
Corporate expenses, net in the first nine months of 2026 decreased $6.8 million compared to the first nine months of 2025 due to lower professional fees associated with business development activities ($5.8 million), lower stock based compensation ($1.2 million) and lower employee-related incentive compensation ($1.6 million), partially offset by a gain in 2025 on the sale of corporate-owned land ($1.5 million). The Company does not expect significant expenses from business development activities in 2026.
Interest expense was $1.4 million in the first nine months of 2026 in comparison to $3.6 million in the first nine months of 2025. The decrease was primarily due to the write-off of deferred financing fees related to the amendment to our credit agreement (“ABL Facility”) of $0.8 million during the first nine months of 2025, lower weighted average total debt outstanding and lower interest rates during the first nine months of 2026.
The effective tax rate from continuing operations in the first nine months of 2026 was 20.2% compared to 27.1% in the first nine months of 2025. The effective tax rate for the first nine months of 2026 varied from the statutory rate of 21% due to research and development tax credits while the effective tax rate for the first nine months of 2025 varied from the statutory rate due to higher nondeductible discrete items as a percentage of pre-tax income.
Debt and Financial Leverage
Total debt was $49.0 million at September 30, 2026 and $35.1 million at December 31, 2025. Cash and cash equivalents were $16.3 million at September 30, 2026 and $6.7 million at December 31, 2025. Net debt (total debt in excess of cash and cash equivalents) was $32.7 million at September 30, 2026 and $28.4 million at December 31, 2025.
Total debt increased $13.9 million and net debt increased $4.3 million in the first nine months of 2026 versus the end of 2025 due to increased working capital needs, reflecting significantly higher metal and higher resin costs, and higher capital expenditures, partially offset by cash generation from segment EBITDA from ongoing operations of $44.2 million.

STATEMENT REGARDING NON-GAAP FINANCIAL MEASURES
Tredegar reports its financial results in accordance with GAAP. However, Tredegar’s management also reviews certain financial measures that are not required by, or calculated in accordance with, GAAP. These non-GAAP financial measures, including those discussed below, exclude or include amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheets or statements of cash flow of the Company and may not be calculated the same as similarly titled measures used by other companies. These non-GAAP financial measures should be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. The Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the accompanying tables.
Net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan prior to termination and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to analyze the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and used metric that is meaningful to certain investors and that including this financial metric in the reconciliation of, EBITDA from ongoing operations, which is the key segment profitability metric used by the Company’s chief operating decision maker to assess segment financial performance, provides useful information to those investors that primarily use EBIT to analyze the Company’s core operations.
Consolidated EBITDA from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method). Consolidated EBITDA from ongoing operations also excludes depreciation & amortization, stock option-based compensation costs, interest and income taxes. Consolidated EBITDA is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. It excludes items that management believes do not relate to Tredegar’s ongoing operations.
Net debt, which is defined as total debt in excess of cash and cash equivalents, is a non-GAAP financial measure, that is not intended to represent total debt as defined by GAAP. Net debt is used by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•the impact of trade policies and prolonged geopolitical conflicts on raw materials and supply chain constraints;
•the impact of macroeconomic factors, such as inflation, interest rates and recession risks;

•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•the risks associated with our cost-reduction and operational-improvement initiatives, including our ability to achieve the expected benefits within the expected timeframe or at all;
•failure to continue to attract, develop and retain certain key officers or employees;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•an information technology system failure or breach;
•risks of doing business in countries outside the U.S. that affect our international operations;
•the impact of public health epidemics on employees, production and the global economy;
•political, economic and regulatory factors concerning the Company’s products;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•inability to replace aging equipment and information technology systems with necessary capital expenditures;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•loss of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•failure of the Company’s customers to achieve success or maintain market share;
•noncompliance with any of the financial and other restrictive covenants in the ABL Facility;
•failure to protect our intellectual property rights;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A. Risk Factors of the Company’s Form 10-K for the year ended December 31, 2025. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains financial measures that are not calculated in accordance with GAAP, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Financial Tables and the Non-GAAP Reconciliations included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and films for highly engineered surface protection applications in the global electronics industry and advanced packaging. With approximately 1,700 employees, the Company operates manufacturing facilities in North America and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income (Loss)
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Sales	$207,174	$194,942	$609,899	$538,796
Other income (expense), net	21	4	103	1,381
	207,195	194,946	610,002	540,177

Cost of goods sold	186,216	157,209	524,496	441,387
Freight	6,128	6,589	18,099	18,309
Selling, R&D and general expenses	16,612	20,372	53,507	61,947
Amortization of identifiable intangibles	440	440	1,319	1,319
Pension and postretirement benefits	25	27	88	30
Interest expense	526	768	1,350	3,566
Asset impairments and costs associated with exit and disposal activities, net of adjustments	737	418	752	435
	210,684	185,823	599,611	526,993
Income (loss) from continuing operations before income taxes	(3,489)	9,123	10,391	13,184
Income tax expense (benefit)	(663)	2,014	2,100	3,575
Net income (loss) from continuing operations	(2,826)	7,109	8,291	9,609
Income (loss) from discontinued operations, net of tax	5	(35)	566	9,297
Net income (loss)	$(2,821)	$7,074	$8,857	$18,906

Earnings (loss) per share:
Basic:
Continuing operations	$(0.08)	$0.20	$0.24	$0.28
Discontinued operations	—	—	0.02	0.27
Basic earnings (loss) per share	$(0.08)	$0.20	$0.26	$0.55
Diluted:
Continuing operations	$(0.08)	$0.20	$0.24	$0.28
Discontinued operations	—	—	0.02	0.27
Diluted earnings (loss) per share	$(0.08)	$0.20	$0.26	$0.55

Shares used to compute earnings (loss) per share:
Basic	34,721	34,773	34,754	34,721
Diluted	34,721	34,773	34,754	34,721

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net Sales
Aluminum Extrusions	$177,270	$162,470	$520,856	$444,470
High Performance Films	23,776	25,883	70,944	76,017
Total net sales	201,046	188,353	591,800	520,487
Add back freight	6,128	6,589	18,099	18,309
Sales as shown in the condensed consolidated statements of income (loss)	$207,174	$194,942	$609,899	$538,796

EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA	$2,536	$16,808	$28,729	$35,251
Depreciation & amortization	(4,192)	(4,190)	(12,436)	(12,509)
EBIT	(1,656)	12,618	16,293	22,742
Plant shutdowns, asset impairments, restructurings and other	(1,208)	(927)	(1,796)	(2,151)
High Performance Films:
Ongoing operations:
EBITDA	$4,648	$7,221	$15,502	$21,454
Depreciation & amortization	(1,072)	(1,224)	(3,472)	(3,705)
EBIT	3,576	5,997	12,030	17,749
Plant shutdowns, asset impairments, restructurings and other	12	12	12	13
Total	724	17,700	26,539	38,353
Interest expense, net	503	762	1,298	3,550
Corporate expenses, net	3,710	7,815	14,850	21,619
Income (loss) from continuing operations before income taxes	(3,489)	9,123	10,391	13,184
Income tax expense (benefit)	(663)	2,014	2,100	3,575
Net income (loss) from continuing operations	(2,826)	7,109	8,291	9,609
Income (loss) from discontinued operations, net of tax	5	(35)	566	9,297
Net income (loss)	$(2,821)	$7,074	$8,857	$18,906

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$16,322	$6,729
Accounts and other receivables, net	96,853	81,811
Income taxes recoverable	—	47
Inventories	78,016	64,962
Prepaid expenses & other	8,821	15,525
Total current assets	200,012	169,074
Property, plant & equipment, net	132,519	132,975
Right-of-use leased assets	14,033	12,764
Identifiable intangible assets, net	4,249	5,568
Goodwill	22,446	22,446
Deferred income taxes	25,657	26,277
Other assets	1,728	2,268
Total assets	$400,644	$371,372
Liabilities and Shareholders’ Equity
Accounts payable	$85,746	$75,754
Accrued expenses	21,089	25,411
Lease liability, short-term	2,602	2,263
Short-term debt	—	498
Income taxes payable	181	455
Total current liabilities	109,618	104,381
Lease liability, long-term	11,602	10,960
ABL revolving facility	49,000	34,550
Pension and other postretirement benefit obligations, net	1,265	1,196
Other non-current liabilities	3,745	3,731
Shareholders’ equity	225,414	216,554
Total liabilities and shareholders’ equity	$400,644	$371,372

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$8,857	$18,906
Adjustments for noncash items:
Depreciation	14,731	15,041
Amortization of intangibles	1,319	1,319
Reduction of right-of-use leased assets	1,661	1,584
Deferred income taxes	952	2,873
Accrued pension and postretirement benefits	88	134
Stock-based compensation expense	95	1,759
Production equipment asset disposals	517	—
Gain on the sale of assets	—	(1,497)
Gain on sale of divested business	(565)	(9,657)
Changes in assets and liabilities:
Accounts and other receivables	(15,039)	(23,113)
Inventories	(13,030)	(10,615)
Income taxes recoverable/payable	(227)	(111)
Prepaid expenses and other	5,341	5,909
Accounts payable and accrued expenses	5,034	14,407
Lease liability	(1,948)	(1,800)
Pension and postretirement benefit plan contributions	(90)	(430)
Other, net	553	2,559
Net cash provided by (used in) operating activities	8,249	17,268
Cash flows from investing activities:
Capital expenditures	(13,892)	(9,246)
Proceeds from the sale of Terphane	565	9,835
Proceeds from the sale of assets	—	1,904
Net cash (used in) provided by investing activities	(13,327)	2,493
Cash flows from financing activities:
Borrowings	158,900	103,747
Debt principal payments	(144,962)	(116,173)
Debt financing costs	—	(1,272)
Net cash provided by (used in) financing activities	13,938	(13,698)
Effect of exchange rate changes on cash	733	166
Increase (decrease) in cash and cash equivalents	9,593	6,229
Cash and cash equivalents at beginning of period	6,729	7,062
Cash and cash equivalents at end of period	$16,322	$13,291

Tredegar Corporation
Non-GAAP Reconciliations
(In Millions, Except Per-Share Data)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income (loss) from continuing operations as reported under GAAP	$(2.8)	$7.1	$8.3	$9.6
After-tax effects of:
(Gains) losses from plant shutdowns, asset impairments and restructurings	0.6	0.3	0.6	0.3
(Gains) losses from sale of assets and other items:
Consulting expenses for ERP/MES project	0.4	0.3	0.9	0.9
Legal fees associated with the Aluminum Extruders Trade Case and other matters	—	—	—	0.2
Storm damage to the Newnan, Georgia plant	—	—	—	(0.1)
Aluminum extrusion press fire at the Newnan, Georgia plant	—	0.1	—	0.1
Aluminum premium charge as a result of unplanned maintenance interruptions	—	—	—	0.2
Professional fees associated with business development activities	—	1.4	(0.3)	4.2
Professional fees associated with one-time corporate related activities	0.4	—	0.5	0.3
Group annuity contract premium adjustment	—	—	—	0.1
Proceeds on the sale of corporate-owned land	—	—	—	(1.2)
Net income (loss) from ongoing operations	$(1.4)	$9.2	$10.0	$14.6
Depreciation and amortization	5.3	5.5	16.0	16.4
Interest expense	0.5	0.8	1.4	3.6
Income tax expense (benefit) as reported under GAAP	(0.7)	2.0	2.1	3.6
Income tax expense (benefit) of (gains) losses from plant shutdowns, asset impairments, restructurings, sale of assets and other items	0.4	0.6	0.5	1.5
Consolidated EBITDA from ongoing operations	$4.1	$18.1	$30.0	$39.7

Earnings (loss) from continuing operations per share as reported under GAAP (diluted)	$(0.08)	$0.20	$0.24	$0.28
After-tax effects per diluted share of (gains) losses from sale of assets, investment writedowns and other items	0.04	0.06	0.05	0.13
Earnings (loss) per share from ongoing operations (diluted)	$(0.04)	$0.26	$0.29	$0.41

(In millions)	September 30,	December 31,
	2026	2025
Short-term debt	$—	$0.5
ABL revolving facility	49.0	34.6
Total debt	49.0	35.1
Less: Cash and cash equivalents	16.3	6.7
Net debt	$32.7	$28.4

Contact:
Tredegar Corporation
Investor Relations, 804-330-1000